Exhibit 3.2

FIRST AMENDED AND RESTATED LIMITED

LIABILITY COMPANY AGREEMENT OF

Orange MergeCo, LLC

This First Amended and Restated Limited Liability Company Agreement (together with the schedules attached hereto, this “Agreement”) of Orange MergeCo, LLC, a Delaware limited liability company (the “Company”), dated as of April 22, 2016, is entered into by the member signatory hereto (the “Existing Member”).

The Company was formed as a limited liability company on August 5, 2015 by the filing of a Certificate of Formation with the Secretary of State of the State of Delaware pursuant to and in accordance with the Delaware Limited Liability Company Act, 6 Del. C. § 18-101 et seq. (as amended from time to time, the “Act”).

1. Name. The name of the limited liability company is Orange MergeCo, LLC.

2. Registered Office. The address of the registered office of the Company in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, Delaware 19801.

3. Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, Delaware 19801.

4. Share Capital and Member.

(a) The Company shall be authorized to issue a single class of limited liability company interests (as defined in the Act, the “Interests”) that shall be certificated, and shall include any and all benefits to which the holder of any such Interest may be entitled in this Agreement, together with all obligations of such person to comply with the terms and provisions of this Agreement. Each Interest of the Company shall be represented by one share of $1.00 par value (the “Shares”). Each Share shall have an equal right to receive distributions from the Company pursuant to Section 13 hereof, or assets upon the dissolution of the Company in accordance with Section 20 hereof. The Existing Member owns the number of Shares as appears next to its name on Schedule A hereto. The Board shall cause Schedule A to be updated from time to time as necessary to accurately reflect the information required to be included therein by virtue of any developments after the date hereof. Any revision to Schedule A made in accordance with this Section 4 shall not be deemed an amendment to this Agreement. Any reference in this Agreement to Schedule A shall be deemed a reference to Schedule A as revised and in effect from time to time. On any matter subject to a vote of the member(s) of the Company, the name(s) of which appear(s) on Schedule A hereto (the “Member(s)”), each whole Share shall be entitled to one (1) vote and each fractional Share (if any are issued and outstanding) shall be entitled to a proportionate fractional vote. Except as required by the Act or this Agreement, all matters submitted to the Member(s) for a vote shall require a majority of the Shares entitled to vote thereon.

(b) Allotment of Additional Shares. Subject to any resolution of the Company passed noting otherwise, unissued Shares for the time being in the capital of the Company shall be at the disposal of the Board, and the Board may (subject as aforesaid and in accordance with Section 19) issue, allot, grant options over, or otherwise dispose of them to such persons, on such terms and conditions, and at such times as it thinks fit, whereupon the Board shall revise Schedule A accordingly. Any amounts contributed to the Company for such Shares shall be the property of the Company and shall, together with any additional contributions made pursuant to Section 11 hereto, constitute such contributing Member’s “Share Capital”. Upon receipt of such amounts, the Board shall revise Schedule A accordingly.

5. Certificates. Michael Maier was designated as an “authorized person” within the meaning of the Act, and has executed, delivered and filed the Certificate of Formation (as amended or amended and restated from time to time, the “Certificate of Formation”) of the Company with the Secretary of State of the State of Delaware on August 5, 2015. Upon the filing of the Certificate of Formation with the Secretary of State of the State of Delaware, his powers as an “authorized person” ceased, and the Existing Member thereupon became the designated “authorized person” and shall continue as the designated “authorized person” within the meaning of the Act until such time as a new member becomes a party to this Agreement. The Existing Member, or an authorized officer, if one is designated shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in Delaware and in any other jurisdiction in which the Company may wish to conduct business.

The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate of Formation as provided in the Act.

6. Purposes. The purpose to be conducted or promoted by the Company is to engage in any lawful act or activity and to exercise any powers permitted to limited liability companies organized under the laws of the State of Delaware.

7. Powers. The Company, by or through the Member(s) or the Board, or any authorized officer on behalf of the Company, may enter into and perform this Agreement and all documents and agreements contemplated hereby or related hereto, all without any further act, vote or approval of any individual, corporation, partnership, joint venture, limited liability company, limited liability partnership, association, joint stock company, trust, unincorporated organization, or other organization, whether or not a legal entity, and any governmental authority (“Person”) to the fullest extent permitted by this Agreement, the Act or applicable law, rule or regulation. The foregoing authorization shall not be deemed a restriction on the powers of the Member(s), the Board or any authorized officer to enter into other agreements on behalf of the Company.

The Company, and any authorized officers on behalf of the Company (i) shall have and exercise all powers necessary, convenient or incidental to accomplish its purposes as set forth in Section 6 and (ii) shall have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Act.

8. Management and Related Matters.

(a) Board of Managers. The business and affairs of the Company shall be managed under the direction of a Board of Managers (the “Board”, and each member thereof being referred to as a “Manager”) who shall have the exclusive power and authority, on behalf of the Company, to take any action of any kind not inconsistent with the provisions of this Agreement or the Act, and to do anything and everything it deems necessary or appropriate to carry on the business and purposes of the Company.

(b) Composition of the Board. The number of Managers shall be determined by the Member(s) from time to time. Initially, the Board shall consist of one Manager, who shall be Isabela Pérez Nivela. The Managers may be appointed and removed in the sole discretion of the Member(s) at any time with or without cause. Any action, approval or determination required to be taken by the Board may only be taken by the affirmative vote of a majority of the Managers. In all Board votes each Manager shall have one vote. Upon the resignation, removal, or death of any Manager, the Member(s) shall be entitled to designate such other individual(s) to be a Manager as the Member(s) shall deem appropriate in its sole and absolute discretion.

(c) Meetings of the Board; Actions by Written Consent.

(i) Regular meetings of the Board shall be held at such times as the Board may from time to time specify. Special meetings of the Board may be called by any Manager on at least three (3) days prior written, facsimile or email notice (or such shorter notice as all of the Managers shall agree) to the other Managers, which notice shall state the purpose or purposes for which such meeting is being called.

(ii) Each Manager shall have the right to vote on any issue that may properly come before any meeting of the Board. The presence at any meeting of a majority of the Board shall constitute a quorum for the transaction of business.

(iii) Any action required or permitted to be taken by the Board under any provision of law may be taken without a meeting, if a majority of the Managers shall consent in writing to such action. Such consent shall be filed with the minutes of the proceedings of the Board. Such action by written consent shall have the same force and effect as the majority vote of the Managers at a meeting of the Board.

(d) Election of Officers; Delegation of Authority. The Board may, from time to time, designate one or more officers and agents as it shall deem necessary or advisable who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board. Any officer may be removed at any time, with or without cause, by the Board.

9. Limited Liability. Except as otherwise expressly provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Company, and none of any Member, Manager or officer shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member, Manager or officer of the Company.

10. Capital Contributions. The Existing Member shall contribute or cause to be contributed to the Company, as its initial capital contribution, such consideration as is set forth on Schedule A.

11. Additional Contributions. No Member is required to make any additional capital contribution to the Company. However, each Member may make additional capital contributions to the Company at any time upon the written consent of the Board, which contributions shall be the property of the Company. To the extent that a Member makes an additional capital contribution to the Company, the Company shall revise Schedule A of this Agreement accordingly. The provisions of this Agreement, including this Section 11, are intended to benefit the Member(s) and, to the fullest extent permitted by law, shall not be construed as conferring any benefit upon any creditor of the Company (and no such creditor of the Company shall be a third-party beneficiary of this Agreement) and the Member(s) shall not have any duty or obligation to any creditor of the Company to make any contribution to the Company or to issue any call for capital pursuant to this Agreement.

12. Ownership of Assets and Profits.

(a) Assets. All assets owned by the Company shall be deemed to be owned by the Company as an entity, and the Member(s) shall be deemed not to own any such assets or any portion thereof.

(b) Profits. The profits of the Company shall belong to the Company (and not to the Member(s)) as they arise and shall remain the property of the Company for the Company to dispose of or distribute as it sees fit.

(c) Other than on dissolution of the Company in accordance with Section 20, no Member shall have any right to the profits or other assets of the Company until such time as a resolution is passed by the Board determining to make a distribution of the profits or other assets that are available for distribution so long as the distribution is not in violation of the Act.

13. Distributions.

(a) The Company may, from time to time, by resolution of the Board declare distributions to be made to the Member(s) in respect of their Shares: provided that no distribution shall exceed the amount recommended by the Board and no distribution shall be made in violation of the Act.

(b) In the event of a transfer of Shares, the transferee shall not have any right to distributions declared prior to the transfer of those Shares.

(c) No Member shall have the right to receive any distributions from, or to withdraw any portion of its capital contributed to, the Company, except as specifically provided herein.

14. Reserve Fund. Before the declaration of a distribution, the Board may set aside any part of the net profits of the Company to create a reserve fund, and may apply the same either by employing it in the business of the Company or by investing it in such a manner (not being the purchase of or by way of loan upon the Shares of the Company) as they think fit. Such reserve fund may be applied for the purpose of maintaining the property of the Company, replacing wasting assets, meeting contingencies, forming an insurance fund, or equalizing distributions or special distributions, or for any other purpose for which the net profits of the Company may lawfully be used, and until the same will be applied it will remain undivided profits. The Board may also carry forward to the accounts of the succeeding year or years any balance of profit that they do not think fit either to divide or to place to reserve.

15. Books and Records. The Company shall keep or cause to be kept complete and accurate books of account and records with respect to its business. The books of the Company shall at all times be maintained by the Board. The Company’s books of account shall be kept using the method of accounting determined by the Board. The Company’s independent auditor, if any, shall be an independent public accounting firm selected by the Board.

16. Other Business. Each Member and any affiliate of any Member may engage in or possess an interest in other business ventures (unconnected with the Company) of any kind and description, independently or with others. The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

17. Exculpation and Indemnification.

(a) None of the Member(s), the Managers or any officer, employee or agent of the Company nor any employee, representative, agent or affiliate of any Member(s) (collectively, the “Covered Persons”) shall be liable to the Company or any other Person who has an interest in or claim against the Company for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person.

(b) To the fullest extent permitted by applicable law (including the Act), a Covered Per- son shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement. Any indemnity by the Company under this Section 17 shall be provided out of and to the extent of Company as- sets only, and such Member shall not have personal liability on account thereof.

(c) To the fullest extent permitted by applicable law (including the Act), expenses (including legal fees) incurred by a Covered Person defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding.

(d) The foregoing provisions of this Section 17 shall survive any termination of this Agreement.

18. A Member may assign in whole or in part its Shares. If a Member transfers any or all of its Shares pursuant to this Section 18, the transferee shall be admitted to the Company as a Member of the Company upon (a) its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement and (b) upon the prior written consent of the Member(s) of the Company. Such admission shall be deemed effective immediately prior to the transfer and, immediately following such admission, the transferor Member shall cease to be a Member of the Company, to the extent such Member transfers all of its Shares. Notwithstanding anything in this Agreement to the contrary, any successor to a Member by merger or consolidation shall, without further act, be a Member hereunder, and such merger or consolidation shall not constitute an assignment for purposes of this Agreement and the Company shall continue without dissolution.

19. Admission of Additional Member(s) and issuance of additional Shares. One or more additional Member(s) of the Company may be admitted to the Company and additional shares issued with the prior written consent of the existing Member(s). Upon such admission, the Company shall issue such number of Shares to the additional Member(s) as the Board considers appropriate, in accordance with Section 4(b).

20. Dissolution.

(a) The Company shall be dissolved and its affairs shall be wound up upon the first to occur of the following:

(i) a determination by the Member(s) to terminate the Company,

(ii) the termination of the legal existence of the Member(s) or the occurrence of any other event which terminates the continued membership of the Member(s) in the Company unless the business of the Company is continued in a manner permitted by this Agreement or the Act, or

(iii) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

Upon the occurrence of any event that causes the Member(s) to cease to be Member(s) of the Company, to the fullest extent permitted by law, the Board is hereby authorized to, and shall, within 90 days after the occurrence of the event that terminated the continued membership of the Member(s) in the Company, agree in writing (x) to continue the Company and (y) to the admission of the Member(s)’s nominee or designee, as the case may be, as a substitute Member of the Company, effective as of the occurrence of the event that terminated the continued membership of the Member(s) in the Company.

(b) In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.

(c) The Company shall terminate when (i) all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company shall have been distributed to the Member(s) in the manner provided for in this Agreement and (ii) the Certificate of Formation shall have been canceled in the manner required by the Act.

(d) Upon the winding up of the Company, any surplus assets of the Company shall be distributed to the Member(s) pro rata in accordance with their respective Share Capital.

21. Waiver of Partition; Nature of Interest. Except as otherwise expressly provided in this Agreement, to the fullest extent permitted by law, each Member hereby irrevocably waives any right or power that such Person might have to cause the Company or any of its assets to be partitioned; to cause the appointment of a receiver for all or any portion of the assets of the Company; to compel any sale of all or any portion of the assets of the Company pursuant to any applicable law; or to file a complaint or to institute any proceeding at law or in equity to cause the dissolution, liquidation, winding up or termination of the Company. No Member shall have any interest in any specific assets of the Company. The interest of the Member(s) in the Company is personal property.

22. Benefits of Agreement; No Third-Party Rights. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company or by any creditor of the Member(s). Nothing in this Agreement shall be deemed to create any right in any Person (other than Covered Persons) not a party hereto, and this Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any third Person.

23. Severability of Provisions. Each provision of this Agreement shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

24. Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof.

25. Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by said laws.

26. Amendments. This Agreement may be modified, altered, supplemented or amended pursuant to a written agreement executed and delivered by each Member.

27. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement and all of which together shall constitute one and the same instrument.

28. Notices. Any notices required to be delivered hereunder shall be in writing and personally de- livered, mailed or sent by facsimile, electronic mail or other similar form of rapid transmission, and shall be deemed to have been duly given upon receipt (a) in the case of the Company, to the Company at its address in Section 2, (b) in the case of a Member, to such Member at its address as listed on Schedule A attached hereto and (c) in the case of either of the foregoing, at such other address as may be designated by written notice to the other party.

29. Effectiveness. This Agreement shall be effective as of the date first written above.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this First Amended and Restated Limited Liability Company Agreement as of the date first written above.

MEMBER:

ORGANGE U.S. HOLDCO, LLC

By:	/s/ Isabela Pérez Nivela
	Name:	Isabela Pérez Nivela
	Title:	Authorized Signatory

SCHEDULE A

Member Name	Mailing Address	Percentage Interest	Share	Share Capital ($)	Certificate No.
Orange U.S. HoldCo, LLC	Corporation Trust Center 1209 Orange Street Wilmington, DE 19801	100%	1	1	1

Total		100%	1	1